Exhibit 8.1

Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020 USA Tel +1 212 610 6300 Fax +1 212 610 6399 www.allenovery.com

AEGON N.V.
AEGONplein 50
P.O. Box 202
2501 CE The Hague
The Netherlands

May 25, 2005	42338-00362 NY:622318.2

Ladies and Gentlemen:

We have acted as US tax counsel to AEGON N.V. (the Issuer), in connection with the preparation of the Prospectus Supplement dated May 25, 2005 (the Prospectus Supplement) filed with the Securities and Exchange Commission (the Commission) pursuant to Rule 424 under the Securities Act of 1933, as amended (the Securities Act), on May 27, 2005, of which the Prospectus dated May 20, 2005 (the Prospectus) forms a part. The Prospectus Supplement and Prospectus have been filed with the Commission as part of the Issuer’s registration statement on Form F-3, as amended (file no. 333-71438), declared effective on October 22, 2001 (the Registration Statement).  The Registration Statement, Prospectus and Prospectus Supplement relate to the registration under the Securities Act of an aggregate face amount of $925,000,000 of the 6.375% Perpetual Capital Securities (the Securities).

As US tax counsel, we have advised the Issuer with respect to certain general US federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading “Taxation in the United States” in the Prospectus Supplement (the Discussions) which is part of the Registration Statement. We hereby confirm that the statements set forth in the Discussions represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussions and under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London, EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

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